Exhibit 5.1

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto Montréal Calgary Ottawa Vancouver New York

November 7, 2025

TELUS Corporation

510 West Georgia Street, Floor 23

Vancouver, British Columbia V6B 0M3

Dear Sirs/Mesdames:

Re:    Securities Registered under Registration Statement on Form S-8

We have acted as Canadian counsel to TELUS Corporation (the “Corporation”), a company governed by the Business Corporation Act (British Columbia), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Corporation on or about November 7, 2025 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, with respect to 10,863,520 common shares of the Corporation (the “Shares”) that may be delivered from time to time pursuant to the TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”) that was assumed by the Corporation in connection with its acquisition of TELUS International (Cda) Inc.

We have examined: (a) the Registration Statement, (b) the Plan, and (c) all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

In expressing this opinion, we have relied upon certified copies of the resolutions of the board of directors of the Corporation dated effective September 1, 2025.

On the basis of the foregoing, we are of the opinion that when the Shares shall have been (i) issued and delivered by the Corporation pursuant to the terms of the Plan and (ii) paid for in full in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of British Colombia and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours very truly,

Osler, Hoskin & Harcourt LLP